UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
January 29, 2010

American Realty Capital Trust, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

Maryland
 (State or Other Jurisdiction of Incorporation)

333-145949	71-1036989
(Commission File Number)	(IRS Employer Identification No.)

106 Old York Road Jenkintown, PA	19046
(Address of Principal Executive Offices)	(Zip Code)

(215) 887-2189 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item2.01	Completion of Acquisition of Assets.

Fresenius Medical Distribution Portfolio

On January 29, 2010, the Company acquired two build-to-suit distribution facilities from Fresenius Medical Care North America, a wholly owned subsidiary of Fresenius Medical Care AG & Co. KGaA, to be leased by their wholly owned subsidiary Fresenius USA Manufacturing, Inc. The distribution facilities are each 70,000 square feet, and are located in Apple Valley, CA and Shasta Lake, CA.  The aggregate purchase price was approximately $12.6 million, inclusive of all closing costs and fees.

Address	City	State	Purchase Price	Approximate Compensation to Advisor and Affiliates (1)
Navajo Rd and Lafayette Street	Apple Valley	CA	$6,611,592	$182,733
3415 Bronze Court	Shasta lake	CA	6,427495
Total			$12,589,087

(1) Compensation to Advisor and affiliate includes acquisition fees and financing arrangement fees.

The primary lease term under this double net lease arrangement, whereby the landlord is responsible for roof and structure, is 15 years, with a remaining lease term of approximately 12.5 years, and provides for contractual rent escalations of 10% every 5 years.  The lease will also provide for two 5 year renewal options. The average annual base rent on a straight-line basis over the initial lease term is approximately $1.2 million. The leases will be guaranteed by Fresenius National Medical Care Holdings, Inc. (a wholly owned subsidiary of Fresenius Medical Care AG & Co. KGaA) which has a senior unsubordinated rating of BB+ by Standard & Poor’s.

Address	City	State	Total Square Feet Leased	Rent Per Square Foot	Year 1 Rent	Lease Term Remaining (Years)
Navajo Rd and Lafayette Street	Apple Valley	CA	70,000	$7.15	$500,500	12.4
3415 Bronze Court	Shasta lake	CA	70,000	7.47	522,900	12.6
Total/ Lease Term Remaining Average			140,000	$7.31	$1,023,400	12.5

The purchase price is comprised of a combination of approximately $6.1 million of proceeds received from a first mortgage loan and proceeds from the sale of common shares.

Mortgage Debt Amount	Rate	Maturity Date

$6,090,000	6.25%	January 31, 2015

Fresenius Medical Services is a kidney dialysis company, operating in both the field of dialysis products and the field of dialysis services operating more than 1,700 outpatient dialysis clinics in the United States. The Renal Therapies Group is responsible for the manufacture and distribution of a variety of dialysis products and equipment, including dialysis machines, dialyzers and other dialysis related supplies.

Fresenius Medical Care AG & Co. KGaA (NYSE: FMS) is the world's largest integrated provider of products and services for individuals with chronic kidney failure, a condition that affects more than 1.77 million individuals worldwide. Through its network of 2,509 dialysis clinics in North America, Europe, Latin America and Asia/Pacific and Africa, Fresenius Medical Care provides dialysis treatment to approximately 193,000 patients around the globe. Fresenius Medical Care is also the world's largest provider of dialysis products such as hemodialysis machines, dialyzers and related disposable products. In the United States, it also performs clinical laboratory testing and provides inpatient dialysis services and other services under contract to hospitals.  During the year ended December 31, 2008, it provided 27.9 million dialysis treatments. Fresenius Medical Care is listed on the Frankfurt Stock Exchange (FME, FME3) and the New York Stock Exchange (FMS, FMS/P).
.
(Amounts in millions)	Six Months Ended	Year Ended
	June 30, 2009	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2006
Statement of Operations
Net revenue	$5,750	$10,612	$9,720	$8,499
Net income	450	818	717	537

	As of	As of
	June 30, 2009	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2006
Balance Sheets
Total assets	$15,700	$14,920	$14,170	$13,045
Shareholders’ equity	6,500	5,962	5,575	4,870

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST, INC.

Date: February 4, 2010	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors